Filed Pursuant to Rule 433

Registration No. 333-260710

**PXG DETAILS** $1.25bln Capital One Prime Auto Receivables Trust 2023-1 (COPAR 2023-1)

Joint-Leads: J.P. Morgan (struc), Bank of America, and Citigroup Co-Managers: Capital One, Academy, CastleOak and Siebert Williams

	TOTAL	OFFERED
CL	SZ($MM)	SZ($MM)	WAL	S&P/F	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
A-1	234.000	222.300	0.19	A-1+/F1+	1-5	07/23	03/24	I-Curve+17	4.900	4.90	100.00000
A-2	508.100	482.690	1.04	AAA/AAA	5-21	11/24	05/26	I-Curve+38	5.258	5.20	99.99886
A-3	475.000	451.250	2.54	AAA/AAA	21-43	09/26	02/28	I-Curve+56	4.928	4.87	99.98080
A-4	98.700	93.760	3.64	AAA/AAA	43-44	10/26	08/28	I-Curve+68	4.809	4.76	99.99510

Expected Settle :	02/23/23	Registration : SEC Registered
First Pay Date :	03/15/23	ERISA Eligible : Yes
Expected Ratings :	S&P, Fitch	Px Speed : 1.30% ABS and 10% clean-up call
Ticker :	COPAR 2023-1	Min Denoms : $1k x $1k
Bill & Deliver :	J.P. Morgan
Expected Pricing :	Priced	Available Information:
CUSIPs :	A1 14043KAB1	* Prelim Prospectus : Attached
	A2 14043KAD7	* Ratings FWP : Attached
	A3 14043KAH8	* DealRoadshow.com : COPAR231
	A4 14043KAK1	* IntexNet/CDI : Separate Message

Maintaining its commitment to diversity, equity and inclusion (DE&I), Capital One has mandated J.P. Morgan as the transaction’s DE&I coordinator to assist in the placement of securities including, but not limited to, retention bonds allocated to the DE&I co-managers: Academy, CastleOak and Siebert Williams.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.